For The Mills Corporation

Ken Volk

(301) 968-6390

Judith Wilkinson

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

FOR IMMEDIATE RELEASE

LAURENCE C. SIEGEL STEPS DOWN AS CHIEF EXECUTIVE OFFICER OF

THE MILLS CORPORATION;

MARK S. ORDAN APPOINTED CEO AND PRESIDENT

The Mills Continues to work with Colony Capital and Kan Am on

Meadowlands Transaction

Receives Trading Extension from the New York Stock Exchange

CHEVY CHASE, MD. (October 2, 2006) – The Mills Corporation (NYSE: MLS) today announced that Laurence C. Siegel has retired as the Company’s Chief Executive Officer and has been appointed non-executive Chairman of the Board of The Mills. The Mills continues to work with Kan Am USA Management XXII and Colony Capital Acquisitions, LLC to resolve the complex issues necessary to close the Meadowlands Xanadu transaction. If and when this transaction is concluded, Mr. Siegel may join the new joint venture and would then remain on The Mills’ Board but resign as non-executive Chairman.

Mark S. Ordan, who has served as the Company’s Chief Operating Officer since March 2006, has been appointed as the Company’s Chief Executive Officer and President, effective immediately. Mr. Ordan joined The Mills after a career as a specialty retail CEO and as a long time Board member and past chairman of Federal Realty Investment Trust. Mr. Ordan will resign from the Federal Realty Investment Trust as he assumes his new position at The Mills.

“Mark has helped strengthen our operations since March and the Company will continue to benefit from his leadership as it pursues the previously announced strategic alternatives process,” said Mr. Siegel.

“Larry’s vision and energy have helped The Mills build a unique portfolio of assets, and everyone at the Company is pleased that we will benefit from his continued involvement on the Board of Directors. I look forward to leading The Mills as we pursue the sale of part or all of the Company,” said Mr. Ordan.

In connection with his retirement, Mr. Siegel will be entitled to severance and other payments described in a Form 8-K filed today with the Securities and Exchange Commission. Mr. Ordan will also be eligible to receive certain additional compensation as Chief Executive Officer and President, as described in such Form 8-K.

In a letter dated September 28, 2006, received by the Company on September 29, 2006, the New York Stock Exchange informed the Company that the NYSE had granted the Company an additional three-month trading period through January 2, 2007. In granting that extension, the NYSE recommended that the Company disclose to the market certain 2006 operating metrics and noted that it would reevaluate the three-month extension at the end of October 2006 in light of that disclosure recommendation. The letter further stated that the NYSE would closely monitor the Company’s progress toward filing its 2005 Form 10-K and that failure to do so could result in suspension of the Company’s listing privileges prior to January 2, 2007. In addition, the NYSE informed the Company that, in the event that the Company does not complete the filing of its 2005 Form 10-K with the SEC by April 2, 2007, the NYSE will move forward with the initiation of suspension and delisting procedures.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified global portfolio of retail destinations including regional shopping malls, market dominant retail and entertainment centers, and international retail and leisure destinations. It currently owns 42 properties in the U.S., Canada and Europe, totaling 51 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

Statements in this press release that are not historical - including, among other things, as to The Mills’ completion of the transaction with Colony and Kan Am relating to The Mills’ Meadowlands development project on the expected terms or in the expected time frames or at all or the financial implications of the transaction or the ability of the Company to continue to have its securities listed on the NYSE - may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, The Mills can give no assurance that its expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to, The Mills’ ability to satisfy the conditions to closing the Meadowlands project transaction with Kan Am and Colony and the conditions to the continued listing of the Company’s securities on the NYSE. The Mills undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

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